Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

FINANCIAL STRATEGIES ACQUISITION CORP.,

as SPAC,

FXCO MERGER SUB I, CORP.

as Merger Sub,

and

AUSTIN BIOSCIENCES CORP.,

as the Company

Dated as of February 13, 2023

TABLE OF CONTENTS

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 13, 2023 by and among (i) Financial Strategies Acquisition Corp., a Delaware corporation (together with its successors, “SPAC”), (ii) FXCO Merger Sub I, Corp., a Delaware corporation and wholly owned subsidiary of the SPAC (“Merger Sub”), and (iii) Austin Biosciences Corp., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, SPAC is a blank check company and has been incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed Delaware corporation, wholly owned by the SPAC, that was formed for the purpose of effectuating the Merger;

WHEREAS, Celtic Asset & Equity Partners Ltd, an Irish limited liability company, Austin Biosciences Sponsor I LLC, a Delaware limited liability company, Dr. Ramachandran Burgi-Krishnamurthy, Dr. Raymond Brewer and James D. Story (collectively, the “Company Shareholders”), own one hundred percent (100%) of the issued and outstanding Company Common Shares;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), as a result of which, the Company will be a wholly-owned Subsidiary of the SPAC;

WHEREAS, at the Merger Effective Time, each Company Common Share will be automatically converted into the right to receive a portion of the Aggregate Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 607.1101 of the Delaware Business Corporation Act (“FBCA”);

WHEREAS, pursuant to the SPAC Organizational Documents, the SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required SPAC Shareholder Approval;

WHEREAS, as of the date of this Agreement, there are a total of 4,016,968 shares of Class A common stock outstanding. Of this amount, (a) 617,018 Class A shares are publicly held, (b) 3,006,200 Class A shares are owned by the founders and sponsors of the SPAC, (c) 373,750 shares are representative shares issued to the underwriters, (d) and 20,000 Class A shares are owned pursuant to a $200,000 promissory note issued to the family trust controlled by Gregory A. Gaylor.

There are 506,950 warrants outstanding and issued from the private placement, 617,018 warrants outstanding and issued from the initial public offering, and 800,400 representative warrants outstanding and issued to the underwriters, for a total of 1,924,368 warrants.

Additionally, there are 50,495 outstanding rights issued in the private placement, and 61,702 rights outstanding and issued in the initial public offering, for a total of 112,917 rights.

Celtic Asset & Equity Partners, Ltd. an Irish limited liability company (“Celtic AE”) owns 416,212 shares of Class A common stock. Celtic Sponsor VII LLC, a Delaware limited liability company (“Celtic Sponsor”) owns 250,000 shares of Class A common stock, 50,000 warrants, 5,000 rights, and a beneficial interest of 13,750 shares of Class A common stock, 5,000 warrants, and 500 rights in FSC Sponsor LLC. For a comprehensive listing of the shareholders’ ownership, please refer to the filings with the S.E.C.

As set forth in this agreement, upon closing the issuance of 12,500,000 shares of Class A common stock for all of the capital stock of the Company shall bring the total number of outstanding shares to 16,629,165.

WHEREAS, the parties agree that, upon closing, the SPAC shall issue 12,500,000 shares of Class A common stock in exchange for all of the capital stock of the Company, subject to a fairness opinion and an adjustment in the number of shares equal to the valuation assessed in such opinion.

WHEREAS, concurrently with the execution of this Agreement, the SPAC Sponsors, the SPAC, the Company and certain individuals party thereto are entering into a sponsor voting agreement (the “Sponsor Voting Agreement”), pursuant to which the SPAC Sponsors and/or each such other individual, as applicable, has agreed to, among other things, vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), on the terms and subject to the conditions set forth in the Sponsor Voting Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Company Shareholders is executing and delivering to the SPAC a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which each Company Shareholder has agreed to, among other things, support and vote in favor of the approval and adoption of this Agreement, and the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, concurrently with the execution of this Agreement, certain investors (the “Initial PIPE Investors”) are entering into subscription agreements (collectively, the “Initial PIPE Subscription Agreements”), pursuant to which, among other things, each Initial PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and the SPAC has agreed to issue and sell to each such Initial PIPE Investor on the Closing Date, the number of SPAC New Common Shares set forth in the applicable Initial PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate SPAC Shares issued to the Initial PIPE Investors under all the Initial PIPE Subscription Agreements, collectively, the “Initial PIPE Shares”, and the aggregate purchase price under all Initial PIPE Subscription Agreements, collectively, the “Initial PIPE Investment”), in each case, on the terms and subject to the conditions set forth in the applicable Initial PIPE Subscription Agreement;

WHEREAS, at the Closing, each of the SPAC, the SPAC Sponsors and the Company Shareholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, each of the SPAC Sponsors and the Company Shareholders will be granted certain registration rights with respect to their respective SPAC Shares, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, each of the SPAC, the SPAC Sponsors and the Company Shareholders shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreement”), pursuant to which, among other things, each of the SPAC Sponsors and the Company Shareholders will agree not to effect any sale or distribution of any SPAC Securities of the SPAC held by any of them during the lock-up period described therein, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of the Company has (a) determined that the Merger and the other Transactions are in the best interests of the Company and the Company Shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Merger Sub and the SPAC have each (a) determined that the Merger and the other Transactions are in the best interests of their respective companies, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the SPAC, as the sole shareholder of Merger Sub, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE MERGER

1.1              The Merger.

(a)               Closing. As promptly as practicable (and in any event no later than the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of all the conditions set forth in Article 7 (other than any conditions that by their terms or nature are to be satisfied at the Closing) or at such other date, time or place as SPAC and the Company may agree the consummation of the transactions contemplated by this Agreement with respect to the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Closing is actually held being the “Closing Date”). At the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the FBCA, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company with the Company being the surviving company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and as a wholly-owned subsidiary of the SPAC. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

(b)               Merger Effective Time. On the terms and subject to the conditions set forth herein and in accordance with the FBCA, on the Closing Date, the Parties shall cause articles of merger, in a form reasonably satisfactory to the Company and SPAC (with such modifications, amendments or supplements thereto as may be required to comply with the FBCA), along with all other documentation and declarations required under the FBCA in connection with the Merger, to be duly executed and properly filed with the Delaware Department of State, Division of Corporations (the “Delaware DOC”), in accordance with the relevant provisions of the FBCA (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with the Delaware DOC or on a subsequent date and time as is agreed by SPAC and the Company and specified in the Merger Documents in accordance with the FBCA (the time the Merger becomes effective being referred to herein as the “Merger Effective Time”).

(c)               Effect of the Merger. At and after the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, under the FBCA, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company , which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Merger Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the SPAC.

(d)               Organizational Documents of the Company and the Surviving Company. At the Merger Effective Time, the Organizational Documents of Merger Sub shall be the Organizational Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)               Directors and Officers of the Surviving Company. At the Merger Effective Time, the board of directors and officers of Merger Sub and the Company shall cease to hold office, and the board of directors and officers of the Surviving Company shall be appointed as determined by the SPAC, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors are duly appointed and qualified.

(f)                Effect of the Merger on Issued Securities of the Company. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub:

(i)                 Company Common Shares. Each Company Common Share (excluding any Dissenting Shares, and the Company Common Shares cancelled and extinguished pursuant to Section 1.1(f)(ii)), issued and outstanding as of immediately prior to the Merger Effective Time shall be automatically canceled and extinguished and converted into the right to receive the corresponding number of SPAC New Common Shares based on the Exchange Ratio. From and after the Merger Effective Time, each Company Shareholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Common Shares issued and outstanding immediately prior to the Merger Effective Time shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law.

(ii)              Cancellation of Company Common Shares Owned by the Company. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub, each Company Common Share, and any other share of capital stock of the Company, (i) that are owned by the Company as treasury shares, (ii) owned by any direct or indirect wholly-owned Subsidiary of the Company or (iii) that are issued or outstanding and owned directly or indirectly by the Company immediately prior to the Merger Effective Time, shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

(iii)            Transfers of Ownership. Subject in all instances to Section 1.4, if any SPAC New Common Shares are to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of SPAC or any agent designated by it that such Tax has been paid or is not payable.

(iv)             Fractional Shares. No fractional SPAC New Common Shares shall be issued to holders of Company Common Shares. All fractional SPAC New Common Shares shall be rounded to the nearest integral number of SPAC New Common Shares.

(g)               Effect of the Merger on Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of SPAC, the Company or Merger Sub, all of the Merger Sub Common Shares issued and outstanding immediately prior to the Merger Effective Time shall be converted into an equal number of common shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Surviving Company.

(h)               Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Company are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(i)                 No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Section 1.1, none of the Company, SPAC or Merger Sub or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. All consideration issuable in accordance with the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any Company Common Shares and from and after the Merger Effective Time, the holders thereof shall have no right other than to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.1. At the close of business on the day on which the Merger Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company or the Company of the Company Common Shares that were outstanding immediately prior to the Merger Effective Time.

(j)                 Certain Adjustments. Notwithstanding any provision of this Article I to the contrary, if, between the date hereof and the Merger Effective Time, (a) the outstanding SPAC Securities shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, share sub-division (including share consolidation), split-up, combination or exchange or readjustment of shares, (b) a share capitalization or dividend payable in any other securities of the SPAC shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the SPAC New Common Shares issuable hereunder in exchange for Company Common Shares shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

1.2              Withholding. Each of SPAC, the Company and Merger Sub (and their respective Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law relating to Taxes. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.3              Intended Tax Treatment. Each of the Parties agrees that the Merger is intended to qualify for the Intended Tax Treatment. The Parties shall, and shall cause their Affiliates to, use reasonable best efforts to cause the Merger to comply with the Intended Tax Treatment and shall not, and shall cause their Affiliates not to, take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

1.4              Company Securities and Certificates.

(a)               Prior to the Merger Effective Time, the SPAC shall appoint Continental Stock Transfer & Trust Company (or any of its Affiliates) as exchange agent, or another exchange agent reasonably acceptable to the Company and SPAC (in such capacity, the “Exchange Agent”), for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Merger Effective Time, in either case, for the portion of the Aggregate Share Consideration issuable in respect of such Company Common Shares pursuant to Section 1.1(f) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with the SPAC and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) (including, if necessary or advisable, as determined in good faith by the SPAC, by also entering into the Exchange Agent Agreement in the form agreed to by the SPAC and the Exchange Agent) and the covenants and agreements in this Section 1.4 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by the SPAC, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)               At the Merger Effective Time, the SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 1.4 through the Exchange Agent, evidence of the SPAC New Common Shares in book-entry form representing the portion of the Aggregate Share Consideration issuable pursuant to Section 1.1(f) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Aggregate Share Consideration issuable pursuant to Section 1.1(f) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(c)               Reasonably promptly after the Merger Effective Time (and in any event within two (2) Business Days thereafter), the SPAC shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Shares as of immediately prior to the Effective Time, whose Company Common Shares were converted pursuant to Section 1.1(f) into the right to receive a portion of the Aggregate Share Consideration as determined pursuant to Section 1.1(f), a letter of transmittal and instructions (which letter of transmittal will be in customary form) for use in such exchange (each, a “Letter of Transmittal”); provided, however, that the Exchange Agent shall not be required to deliver a Letter of Transmittal to any Company Shareholder that has delivered a Letter of Transmittal with respect to such Company Shareholder’s Company Common Shares to the Exchange Agent at least two (2) Business Days prior to the Closing Date.

(d)               Each Company Shareholder shall be entitled to receive such Company Shareholder’s Pro Rata Share of the Aggregate Share Consideration as determined pursuant to Section 1.1(f) upon receipt of a duly completed and validly executed Letter of Transmittal with respect to such Company Shareholder’s Company Common Shares and such other documents as may reasonably be requested by the Exchange Agent (collectively, the “Exchange Documentation”) in exchange for such Company Common Shares. Promptly following delivery of such Company Shareholder’s Exchange Documentation, the Exchange Agent will deliver to such Company Shareholder in exchange therefor such Company Shareholder’s Pro Rata Share of the Aggregate Share Consideration as determined pursuant to Section 1.1(f); provided, however, that if such Company Shareholder delivers to the Exchange Agent the Exchange Documentation with respect to such Company Shareholder’s Company Common Shares at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to such Company Shareholder such Company Shareholder’s Pro Rata Share of the Aggregate Share Consideration as determined pursuant to Section 1.1(f) on the Closing Date or as promptly as practicable thereafter. Such Company Shareholder’s Company Common Shares shall forthwith be cancelled.

(e)               If any portion of the Aggregate Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Common Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Aggregate Share Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(f)                No interest will be paid or accrued on the Aggregate Share Consideration (or any portion thereof). From and after the Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 1.4, each Company Common Share (excluding any Dissenting Shares and the Company Common Shares cancelled and extinguished pursuant to Section 1.1(f)(ii)) shall solely represent the right to receive a portion of the Aggregate Share Consideration to which such Company Common Share is entitled to receive pursuant to Section 1.1(f).

(g)               At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Merger Effective Time.

(h)               Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to the SPAC or as otherwise instructed by the SPAC, and any Company Shareholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Aggregate Share Consideration in accordance with this Section 1.4 prior to that time shall thereafter look only to the SPAC for the issuance of the applicable portion of the Aggregate Share Consideration, without any interest thereon. None of the SPAC, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Aggregate Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the SPAC free and clear of any claims or interest of any Person previously entitled thereto.

1.5              Dissenting Shareholder. Notwithstanding anything to the contrary herein, any Company Common Share for which any Company Shareholder (such Company Shareholder, a “Dissenting Shareholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Common Shares in accordance with, and has complied in all respects with, Section 607.1302 of the FBCA (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Aggregate Share Consideration pursuant to Section 1.1(f). From and after the Merger Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Shareholders shall be entitled only to such rights as may be granted to them under Section 607.1302 of the FBCA and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including the SPAC); provided, however, that if any Dissenting Shareholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Common Shares held by such Dissenting Shareholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Aggregate Share Consideration pursuant to Section 1.1(f). Each Dissenting Shareholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the FBCA shall receive payment thereof from the Company in accordance with the FBCA. The Company shall give SPAC prompt notice of any written demands for appraisal of any Company Common Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the FBCA and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 607.1302 of the FBCA, and the SPAC shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of the SPAC (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Common Shares or SPAC New Common Shares) with respect to, settle or offer or agree to settle any such demands.

Article II
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the disclosure schedules delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or other than with respect to Sections 2.1 to 2.5 and 2.16, the SEC Reports that are available on the SEC’s website through EDGAR and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements), SPAC hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

2.1              Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

2.2              Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Stockholder Approval. Subject to obtaining the Required SPAC Stockholder Approval, the execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company or other similar action on the part of SPAC. On or prior to the date of this Agreement, SPAC’s board of directors, at a duly called and held meeting, by a requisite majority (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of SPAC, (ii) approved and adopted this Agreement, (iii) recommended that SPAC’s stockholders vote in favor of the approval of this Agreement, the Merger and the other SPAC Stockholder Approval Matters in accordance with the Delaware General Corporation Law (“DGCL”) (the “SPAC Recommendation”) and (iv) directed that this Agreement and the SPAC Stockholder Approval Matters be submitted to SPAC’s stockholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

2.3              Governmental Approvals. No Consent of or with any Governmental Authority is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

2.4              Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, (c) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any material Contract of SPAC or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of SPAC, except for any deviations from any of the foregoing clauses (b) through (d) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

2.5              Capitalization.

(a)               Other than as disclosed in the SEC Reports, SPAC is authorized to issue 111,000,000 shares of which 1,000,000 are SPAC Preferred Shares, 110,000,000 are SPAC Class A Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 2.5(a) of the SPAC Disclosure Schedules. There are no issued or outstanding SPAC Preferred Shares. All outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, or the SPAC Organizational Documents.

(b)               Except (i) for the SPAC Warrants, (ii) for the SPAC Rights, (iii) as set forth on Schedule 2.5, or (iv) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by SPAC and the Company, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of SPAC

(c)               All of the outstanding Merger Sub Common Shares are owned directly by SPAC free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, SPAC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity interest in any other Person other than Merger Sub.

2.6              SEC Filings; SPAC Financials; Internal Controls.

(a)               SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s Form S-1, (ii) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (iii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (ii) above, (iv) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (ii) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (v) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (ii) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)               As of the date of this Agreement, (A) the SPAC Public Rights, the SPAC Class A Shares and the SPAC Public Warrants are listed on NASDAQ, (B) SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the NASDAQ or the SEC with respect to any intention by such entities to delist or deregister the SPAC Securities on NASDAQ and (D) SPAC is in compliance with all of the applicable corporate governance rules of NASDAQ.

(c)               The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with the standards of the Public Company Accounting Oversight Board.

(d)               Except as and to the extent reflected or reserved against in the financial statements and periodic filings contained in the SPAC’s submissions with the Securities and Exchange Commission, the SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business consistent with past practices. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e)               On August 17, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Gregory A. Gaylor, as trustee of the William C. Gaylor and Dorothy J. Gaylor Rev. Trust (the “Purchaser”). Pursuant to the Securities Purchase Agreement, the Company sold to the Purchaser, for an aggregate purchase price of $200,000, a promissory note in the aggregate principal amount of $200,000, 20,000 shares of Class A common stock and warrants to purchase 2,000 shares of Class A common stock, and the Purchaser committed to purchase upon the same terms at the request of the Company up to $150,000 of additional securities, consisting of an additional promissory note in the aggregate principal amount of up to $150,000, an additional 15,000 shares of Class A common stock and warrants to purchase up to 1,500 shares of Class A common stock.

(f)                Since the IPO, SPAC has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(g)               Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(h)               SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

2.7              Absence of Certain Changes. Except as previously disclosed in the SEC Reports, and except as contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby or thereby, since December 31, 2021 to the date of this Agreement, SPAC has (a) conducted it business in all material respects in the ordinary course, and (b) not been subject to a Material Adverse Effect and (c) taken any action or agreed to take any action that would be prohibited by Section 5.3 (without giving effect to Schedule 5.3) if such action were taken on or after the date of this Agreement without the consent of Company.

2.8              Compliance with Laws. SPAC is, and has since its formation been, in compliance with all applicable Laws, except as would not have a Material Adverse Effect on SPAC.

2.9              Actions; Orders. As of the date of this Agreement, there is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject that, if adversely decided or resolved, would have a Material Adverse Effect. As of the date of this Agreement, there is no material Action that SPAC has pending against any other Person. As of the date of this Agreement, SPAC is not subject to any material Orders of any Governmental Authority.

2.10          Taxes and Returns.

(a)               SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP.

(b)               SPAC has complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Authority.

(c)               Within the last five (5) years, no claim has been made by any Governmental Authority in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(d)               There are no claims, assessments, audits, examinations, investigations or other Actions pending against SPAC in respect of any material Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP).

(e)               SPAC has not received any written or, to the Knowledge of SPAC, other communication from a taxing authority alleging that SPAC (x) should be classified as having a permanent establishment (within the meaning of an applicable Tax treaty), or (y) otherwise has an office, fixed place of business, trade or business, or taxable presence in a country other than the country in which it is organized.

(f)                SPAC is not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is contemplated or pending.

(g)               SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)               There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens.

(i)                 SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business consistent with past practices.

(j)                 SPAC has no material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-United States Law). SPAC has no material Liability for the Taxes of another Person as a transferee or successor or by contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k)               SPAC is not nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(l)                 Neither SPAC, nor any Person related to SPAC (within the meaning of Treasury Regulations Section 1.368-1(e)(4), without regard to Treasury Regulations Section 1.368-1(e)(4)(i)(A)) has any plan or intention at the Merger Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other Person, any Company Common Shares issued to any equityholder of SPAC pursuant to this Agreement. SPAC has no plan or intention to cause the Surviving Company after the Merger to issue additional shares of the Surviving Company that would result in the Company losing “control” of the Surviving Company within the meaning of Section 368(c) of the Code. SPAC has no plan or intention at the Merger Effective Time to cause the Surviving Company to cease its separate legal existence for U.S. federal income tax purposes after the Merger. SPAC’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes. SPAC has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

2.11          Transactions with Affiliates. Schedule 2.11 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and any director, officer, employee, manager, direct or indirect equityholder (including the SPAC Sponsors) or Affiliate of either SPAC or the SPAC Sponsors.

2.12          JOBS Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

2.13          Finders and Brokers. Except as set forth in Section 2.13 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

2.14          Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement will, when filed, amended, declared effective, or mailed as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of their respective Affiliates.

2.15          Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto; and (b) neither the Company nor its Representatives have made any representation or warranty as to the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

2.16          Trust Account. As of the date of this Agreement, SPAC has an amount of assets in the Trust Account at least equal to $6,170,180. The funds held in the Trust Account are invested in U.S. “government securities” or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of SPAC Securities prior to the Merger Effective Time who shall have elected to redeem their SPAC Class A Shares pursuant to SPAC Organizational Documents or (iii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution) and then SPAC’s Public Stockholders)) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances descried in the SPAC Organizational Documents and the Trust Agreement. As of the date of this Agreement, there are no Actions pending with respect to the Trust Account.

2.17          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER SPAC NOR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THEANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article III
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Except as set forth on the SPAC Disclosure Schedules, each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the SEC Reports that are available on the SEC’s website through EDGAR and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements), Merger Sub hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

3.1              Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

3.2              Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to receiving the Required SPAC Stockholder Approval. Subject to receiving the Required SPAC Stockholder Approval, the execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company or other similar action on the part of Merger Sub. This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3              Governmental Approvals. No Consent of or with any Governmental Authority is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.4              Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Merger Sub of the transactions contemplated hereby and thereby, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub or any of its properties or assets, (c) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of , any material Contract of Merger Sub, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of Merger Sub, except for any deviations from any of the foregoing clauses (b) through (d) that would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.5              Capitalization.

(a)               All such issued and outstanding Merger Sub Common Shares (i) have been, or will be prior to such issuance, duly authorized, validly issued, fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not subject to or issued in violation of any preemptive rights or Contract to which Merger Sub is a party or bound.

3.6              Merger Sub Activities. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, as of the date of this Agreement, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.7              Compliance with Laws. Merger Sub is, and has since its formation been, in compliance with all applicable Laws, except as would not have a Material Adverse Effect on Merger Sub.

3.8              Actions; Orders. As of the date of this Agreement, there is no pending or, to the Knowledge of SPAC, threatened Action to which Merger Sub is subject that, if adversely decided or resolved, would have a Material Adverse Effect. As of the date of this Agreement, there is no material Action that Merger Sub has pending against any other Person. As of the date of this Agreement, Merger Sub is not subject to any material Orders of any Governmental Authority. Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Merger Sub in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

3.10          Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement will, when filed, amended, declared effective, or mailed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company or any of their respective Affiliates.

3.11          Independent Investigation. Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules ) and in any certificate delivered to Merger Sub pursuant hereto ; and (b) neither of the Company nor or its Representatives have made any representation or warranty as to the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Merger Sub pursuant hereto.

3.12          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER MERGER SUB NOR ANY OTHER PERSON MAKES, AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY OR ON BEHALF OF THE MANAGEMENT OF MERGER SUB OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THEANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT,THE ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to SPAC and Merger Sub, as of the date of this Agreement and as of the Closing as follows:

4.1              Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement. Each other Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. Each Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except if the failure to be so qualified or licensed or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 of the Company Disclosure Schedules lists all jurisdictions in which any Company is so licensed to conduct business and all names other than its legal name under which any Company does business. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of each Company, each as amended to date and as currently in effect as of the date of this Agreement. No Company is in violation of any provision of its Organizational Documents in any material respect.

4.2              Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Company Shareholder Approval. Assuming that the Required Company Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company (as applicable) in accordance with the Company Organizational Documents, the FBCA and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto and the obtainment of the Required Company Shareholder Approval, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are in the best interests of, the Company, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to the Company’s shareholders for adoption and (iv) resolved to recommend that the Company shareholders adopt this Agreement. The Transaction Support Agreements delivered by the Company include holders of Company Common Shares representing at least the Required Company Shareholder Approval, and such Transaction Support Agreements are in full force and effect, subject to the Enforceability Exceptions.

4.3              Capitalization.

(a)               The issued and outstanding shares of the Company as of the date of this Agreement consist of 1,000 (One thousand) Company Common Shares, and there are no other authorized, issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company (i) have been duly authorized and validly issued, are fully paid and non-assessable, (ii) except as set out in the Company Organizational Documents, are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FBCA, any other applicable Law or any Contract to which the Company is a party or by which the Company is bound and (iii) are owned legally and of record by the Company Shareholders as set forth on Schedule 4.3(a) of the Company Disclosure Schedules. None of the outstanding Company Common Shares has been issued in violation of any applicable securities Laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)               There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents) (A) relating to the issued or unissued securities of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s equity interests. Except as contemplated by this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)               Since the Lookback Date, no Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of such Company, and the board of directors of such Company has not authorized any of the foregoing.

4.4              Subsidiaries. Schedule 4.4 of the Company Disclosure Schedules contains a complete and accurate list of each Subsidiary of the Company as of the date of this Agreement and, with respect to each Subsidiary, (a) its name and jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to is equity holders or repay any debt owed to another Company. As of the date of this Agreement, except for the equity interests of the Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedules the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

4.5              Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.6              Non-Contravention. The execution and delivery by the Company (or any other Company, as applicable) of this Agreement and each Ancillary Document to which any Company is a party, and the consummation by any Company of the transactions contemplated hereby and thereby and compliance by any Company with any of the provisions hereof and thereof, will not (a) conflict with or violate, or constitute a default under, any provision of such Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Company under, (viii) give rise to any obligation to provide notice to, or obtain any third party Consent from, any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.7              Financial Statements.

(a)               Schedule 4.7(a) of the Company Disclosure Schedules contains true and correct copies of the Audited Financial Statements and the Interim Financial Statements. The Audited Financial Statements and the Interim Financial Statements (A) were prepared from the books and records of the Company as of the times and for the periods referred to therein, (B) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), and (C) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations of the Company for the periods indicated, except that the Interim Financial Statements (x) are subject to normal year-end adjustments and (y) do not include footnotes required under GAAP. The Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)               Schedule 4.7(b) of the Company Disclosure Schedules contains true and correct copies of the PCAOB Audited Financial Statements; provided that, such PCAOB Audited Financial Statements do not contain the signed report of the PCAOB qualified auditor. The PCAOB Audited Financial Statements, (A) were prepared from the books and records of the Company as of the times and for the periods referred to therein, (B) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), and (C) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated.

(c)               Company is not subject to any Liabilities, except (i) as set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) as set forth on Schedule 4.7(c) of the Company Disclosure Schedules, and (iii) for Liabilities incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, which Liabilities are not, individually or in the aggregate, material to the Company taken as a whole.

(d)               The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) Company does not maintain any off-the-book accounts and that Company’s assets are used only in accordance with Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of Company and to maintain accountability for Company’s assets, (iv) access to Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Company. In the past five (5) years, neither Company nor, to the Knowledge of the Company, its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Company has engaged in questionable accounting or auditing practices.

(e)               The Company do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(e) of the Company Disclosure Schedules, which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. No Indebtedness of any Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(f)                All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company arose from sales actually made or services actually performed in the Ordinary Course of Business and represent valid obligations to the Company arising from its business.

4.8              Absence of Certain Changes. Since the Lookback Date to the date of this Agreement, each Company has (a) conducted its business only in the Ordinary Course of Business, and (b) not been subject to a Material Adverse Effect.

4.9              Compliance with Laws. Company is not, or has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it or the conduct of its business, except as would not be material to the Company taken as a whole. Company has not, received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or any of its properties, assets, employees, business or operations are or were bound or affected, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Company taken as a whole.

4.10          Company Permits. Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted as of the date of this Agreement and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the SPAC true, correct and complete copies of all material Company Permits, all of which are in full force and effect and no suspension or cancellation of any of the Company is pending or, the Company’s knowledge, threatened, except where the failure to hold such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.10 of the Company Disclosure Schedules correctly lists each material Company Permit, together with the name of the Governmental Authority issuing the same. No Company is in violation of the terms of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Company has never received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.11          Litigation. As of the date of this Agreement, there is no material, and in the past five (5) years, there has been no, pending or, to the Knowledge of the Company, threatened Actions by, against or affecting the Company or any of their properties, rights or assets, in each case, that would reasonably be expected to (a) relate to any Company’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Company or using Company’s Software, products, or services, or products or services that include Company’s Software or (b) Order now pending or outstanding, in either case of (a) or (b), against any Company, or its directors or officers (in their capacity as such) or its business or assets or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transaction contemplated hereby or by any Ancillary Document or (c) involve an amount in controversy (not counting insurance deductibles) of at least $100,000. There is no, and in the past five (5) years there has been no, Order imposed upon or, to the Knowledge of such Company, threatened against such Company or any of their properties, rights or assets that would reasonably be expected to have a Material Adverse Effect on the Company. No Company nor any of their respective Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions, or Liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company taken as a whole.

4.12          Material Contracts.

(a)               Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC true, correct and complete copies of, each Contract to which Company is a party or by which Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i)                 contains covenants that limit in any material respect the ability of any Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)              relates to the formation, creation, operation, management or Control of any joint venture, profit-sharing, partnership, non-wholly-owned limited liability company or other similar agreement or arrangement, or involving the sharing of profits or losses;

(iii)            evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(iv)             involves the lease, license, sale, use acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or assets with an aggregate value in excess of $100,000 or shares or other equity interests of Company or another Person;

(v)               relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets with a value above $100,000 or the sale of any Company or its business or material assets with a value above $100,000;

(vi)             by its terms, individually or with all related Contracts, requires aggregate payments or receipts by the Company under such Contract or Contracts of at least $200,000 per year or $200,000 in the aggregate;

(vii)          obligates the Company to (A) provide a guarantee of obligations of a third party after the date of this Agreement in excess of $200,000 or (B) indemnification arrangements and other hold harmless arrangements made or provided by any Company to a third party, in each case, other than those incurred in the Ordinary Course of Business;

(viii)        obligates the Company to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(ix)             relates to the waiver, compromise, conciliation, settlement or similar resolution of any Action under which any Company has material outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(x)               is an employment or engagement Contract with any officer, director, employee, consultant or individual independent contractor of any Company under which any Company (A) has continuing obligations for payment of annual base compensation of at least $75,000, or (B) has severance or post-termination obligations in excess of $75,000 as measured as of the date of this Agreement (other than at-will employment arrangements with employees entered into in the Ordinary Course of Business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi)             relates to the voting or Control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xii)          relates to benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or independent contractor of any Company that will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiii)        is between any Company, on one hand, and any Related Person, on the other hand;

(xiv)         that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant;

(xv)           involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(xvi)         is with any Top Customer or Top Supplier;

(xvii)      provides another Person (other than another Company or any manager, director or officer of any Company) with a power of attorney;

(xviii)    relates to the development, ownership, licensing or use of any Intellectual Property by, to or from Company, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year;

(xix)         relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which Company has outstanding obligations (other than customary confidentiality obligations); or

(xx)           is between any Company, on the one hand, any Governmental Authority, on the other hand, with payments to or from such Company in the aggregate of at least $100,000.

(b)               With respect to each Company Material Contract: (i) such Company Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) such Company Material Contract is legal, valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iv) Company is not in material breach or default, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (v) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by Company, under such Company Material Contract; (vi) Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Company in any material respect; and (vii) Company has not waived any material rights under any such Company Material Contract.

4.13          Intellectual Property.

(a)               Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, all Patents, Trademarks, Copyrights and Internet Assets owned by, registered or issued to, or applied for in the name of the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner, registrant, applicant, or assignee (as applicable) of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers, filing dates, status and next action due within the next six (6) months. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions of the Company (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software that is available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year for any such item of Software or group of related items of Software, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Company is a licensee or otherwise is authorized to use any Intellectual Property. Each Company owns, free and clear of all Liens (other than Permitted Liens) each item of Company Registered IP that is claimed to be owned by, registered in the name of, issued to, or applied for in the name of, such Company as set forth in Schedule 4.13(a)(i) of the Company Disclosure Schedules and to the Knowledge of the Company, all Company Registered IP used in the Company’s business as currently conducted is subsisting, valid, and enforceable and free from any material defects in form or in preparation and filing and prosecution and is being diligently prosecuted. All material Company Registered IP, and, to the Knowledge of the Company, all Trade Secrets are owned exclusively by the applicable Company and to the Knowledge of the Company, such Trade Secrets are subsisting, valid and enforceable.

(b)               Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. To the Knowledge of the Company, the Company IP Licenses and Company Registered IP include all of the licenses, sublicenses and other agreements or permissions and rights for Intellectual Property necessary to operate the Company as conducted as of the date of this Agreement. All Software developed by or for a Company and used in a Company’s business as presently conducted and all Copyrights and, to the Knowledge of the Company, the Trade Secrets in such Software are either owned exclusively by a Company, or are otherwise used pursuant to a valid license or other enforceable right (including any applicable open source Software license). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company: (x) none of the Software used in the business of any of the Company is a “bootleg” version or unauthorized copy; and (y) to the Knowledge of the Company, no such unauthorized Software is used in the business of any Company. The Software and other information technology that are used the operation of the businesses of the Company as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development); and (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support.

(c)               None of the Company Registered IP, or other Intellectual Property used in the businesses of the Company as conducted as of the date of this Agreement and owned or claimed to be owned by the Company (collectively, “Company IP”) (i) are subject to any Action challenging the validity, enforceability, or ownership of such Company IP before any Governmental Authority or arbitration entity, and (ii) to the Knowledge of the Company are or have been subject to any written threats or claims of estoppel, invalidity, or other unenforceability. Without limitation on the preceding representations and warranties:

(i)                 No proceeding or Action before any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing against Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP.

(ii)              During the past three (3) years, Company has not received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is occurring or has occurred, in each case, as a consequence of the business activities of Company. To the Knowledge of the Company, the Company have rights to all Intellectual Property necessary to conduct its business as currently operated.

(iii)            There are no Orders to which Company is a party or is otherwise bound that restrict the rights of Company to use, transfer, license or enforce any material Company IP.

(iv)             To the Knowledge of the Company, Company is currently not infringing as of the date of this Agreement, or has, in the past three (3) years: (x) infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect that is reasonably likely to result in a material Liability to any of the Company, nor (y) been the subject of any written and unresolved noticed or threatened claim of misappropriation or violation of any Intellectual Property of another Person.

(v)               To the Knowledge of the Company, none of the Software used in the business of the Company as presently conducted with respect to which Copyrights are included in the Company IP is subject to any term or condition of an open source Software license that as used by Company requires or purports to require release of such source code included in the Company IP to third parties.

(vi)             To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Company IP.

(d)               All employees and independent contractors of the Company who develop Software used in the business of the Company as presently conducted or planned to be conducted have assigned to Company Intellectual Property arising from the services performed for a Company by such Persons that is included in the Company IP. No current or former officers, employees or independent contractors of Company have claimed in writing any ownership interest in any material Intellectual Property owned by Company. The Company has made available to SPAC true and complete copies of templates of written Contracts used by the Company under which employees and independent contractors of Company assigned the Intellectual Property developed for such Company, and to the Knowledge of the Company all such employee and independent contractors have signed such agreements and the Company has maintained records of such signed agreements. Each Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the Trade Secrets included in Company IP and to the Knowledge of the Company, all such Trade Secrets are valid, subsisting and enforceable.

(e)               To the Knowledge of the Company, during the past three (3) years, (i) no Person has obtained unauthorized access to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of the Company and used or generated by the businesses of Company as conducted as of the date of this Agreement, and (ii) there has not been any other material compromise of the security, confidentiality or integrity of such information or data.

(f)                Except as would not result in Liabilities that are material to the Company taken as a whole, the consummation of any of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments by a Company under, or release of source code for Software included in Company IP because of: (i) any Contract providing for the license granted by the Company to a third party to use Intellectual Property owned by the Company, or (ii) any Company IP License. Except as would not result in Liabilities that are material to the Company taken as a whole, following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same or similar extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred.

(g)               Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.13 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property matters.

4.14          Privacy and Data Security.

(a)               Except as would not result in Liabilities that are material to the Company taken as a whole, to the extent that Company collects or stores any personally identifiable information (“PII”) from third party individual persons as of the date of this Agreement, Company has a privacy policy (which may be a group wide policy covering affiliated entities) regarding the collection, use, storage and disclosure of such PII in connection with the operation of the its business as conducted as of the date of this Agreement, and the Company is and has been in compliance with any such privacy policy applicable to it.

(b)               Except as would not result in Liabilities that are material to the Company taken as a whole, the Company taken as a whole, Company has complied at all times in all respects with all applicable Laws regarding the collection, retention, use and protection of PII. There is no claim pending or threatened in writing against Company regarding any violation of or noncompliance with such applicable Laws.

(c)               Except as would not result in Liabilities that are material to the Company taken as a whole, the Company are in compliance with the terms of all contracts to which such Company or Company are a party related to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of PII).

(d)               To the Knowledge of the Company, in the last three (3) years, the Company has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any PII in their possession, custody or control, or otherwise held or processed on their behalf.

(e)               To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized material access, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company’s information technology systems, that has caused or could reasonably be expected to cause any: (i) material disruption of or interruption in or to the use of such systems or the conduct of the business of Company; or (ii) material loss, destruction, damage or harm to Company or any of their material operations, personnel, property or other material assets. The Company has taken reasonable actions, consistent with applicable laws and regulations of the relevant jurisdictions, to protect the integrity and security of the PII.

4.15          Taxes and Returns.

(a)               Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(b)               There are no Liens with respect to any Taxes upon Company’s assets, other than Permitted Liens.

(c)               Company has not any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by a Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the Ordinary Course of Business.

(d)               Company has not any material Liability for the Taxes of any Person (other than a Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-United States Law). No Company has any material Liability for the Taxes of another Person (other than a Company or any of its current Affiliates) as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(e)               Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f)                Neither the Company, nor any Person related to the Company (within the meaning of Treasury Regulations Section 1.368-1(e)(4), without regard to Treasury Regulations Section 1.368-1(e)(4)(i)(A)) has any plan or intention at the Merger Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other Person, any Company Common Shares issued to any equityholder of SPAC pursuant to this Agreement. The Company has no plan or intention to cause the Surviving Company after the Merger to issue additional shares of the Surviving Company that would result in the Company losing “control” of the Surviving Company within the meaning of Section 368(c) of the Code. The Company has no plan or intention at the Merger Effective Time to cause the Surviving Company to cease its separate legal existence for U.S. federal income tax purposes after the Merger. The Company’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes. The Company has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company and any Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(g)               Except as would not reasonably be expected result in any material Liability on the Company, taken as a whole:

(i)                 The Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(ii)              The Company has complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by the Company have been withheld and paid over to the appropriate Governmental Authority.

(iii)            Within the last five (5) years, no claim has been made by any Governmental Authority in a jurisdiction in which any Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(iv)             There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and Company has not been notified in writing of any proposed Tax claims or assessments against Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).

(v)               Company has not received any written or, to the Knowledge of the Company, other communication from a taxing authority alleging that such Company (x) should be classified as having a permanent establishment (within the meaning of an applicable Tax treaty), or (y) otherwise has an office, fixed place of business, trade or business, or taxable presence in a country other than the country in which it is organized.

(vi)             Company is currently as of the date of this Agreement not being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending.

(vii)          Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the Ordinary Course of Business; (v) any investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing or (vi) Section 965 of the Code, Section 951A or any “subpart F income” under Section 951(a) of the Code with respect to transactions made prior to the Closing.

(viii)        Company has not any obligation to make any payment described in Section 965(h) of the Code.

(ix)             Company has complied in all material respects with the conditions stipulated in each Tax Grant that such Company has utilized.

(x)               Company has not deferred any Taxes under Section 2302 of the CARES Act.

(h)               Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.15 and Section 4.18 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

4.16          Title; Real Property.

(a)               Except with respect to Intellectual Property (which is addressed by Section 4.13), (i) the Company has good, valid and marketable title in and to, or in the case of the Personal Property or assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their Personal Property and material assets reflected on the Interim Financial Statements or acquired after the date of the Interim Financial Statements, and (ii) no such material Personal Property or asset is subject to any Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted. For clarity, the only representations being provided with respect to non-infringement of Intellectual Property are recited in Sections 4.13(c)(ii), 4.13(c)(iv) and 4.13(c)(vi).

(b)               Schedule 4.16 of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased by Company for the operation of the business of Company, and of all current leases, lease guarantees, agreements and documents as of the date of this Agreement related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms, and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Company or any other party under any of the Company Real Property Leases, and no Company has received any written notice of any such condition.

(c)               Schedule 4.16(c) of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of all premises currently owned by the Company (collectively, the “Company Owned Real Properties”). Each Company has good and valid title (free from any Liens other than Permitted Liens) to all the Company Owned Real Properties. Each Company has obtained all permits, licenses, consents, approvals, certificates, qualifications, specifications, registrations or other authorizations, or filings of a notification, reports or assessments concerned with the Company Owned Real Properties, or their ownership, occupation, building of structures or buildings, possession or existing use and operation (each, a “Property Permit”) except where the failure to obtain a Property Permit would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company has complied with the terms and conditions of each Property Permit and has performed and complied with each obligation, condition, restriction, agreement and legal and administrative requirement affecting the Company Owned Real Properties, their ownership, occupation, possession or existing use and operation, except where the failure to perform or comply would not be reasonably expected to have a Material Adverse Effect on the Company.

4.17          Employee and Labor Matters.

(a)               The Company has for the last three (3) years materially complied, and are in material compliance with, all applicable Laws regarding employment, terms and conditions of employment and wages and hours, including those relating to discrimination, harassment, retaliation, leaves of absence, payroll and withholding axes, immigration, occupational safety and health in the workplace (including applicable workplace orders regarding COVID-19), hours of work, payment of wages and overtime, meal and rest periods, notice and severance obligations, termination of employment, and mandatory insurance and pension (if applicable). As of the date of this Agreement, no Company employs or has agreed to employ any Person who is not permitted to work in the jurisdiction in which such Person was employed. None of the Company has any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as, if applicable, an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 or comparable state law).

(b)               The Company has provided to SPAC, as of February 9, 2023, (i) a true and complete list of the Company’ employees; (ii) the base compensation of each such employee; (iii) each such employee’s eligibility for bonus, commissions, or other incentive pay; (iv) the job title of each such employee; (v) the work location of each such employee; (vi) the classification of each such employee as exempt or non-exempt for purposes of applicable wage payment Laws (if any) ; and (v) the applicable statutory pension plan that the employees are enrolled in.

(c)               Schedule 4.17(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) a true and complete list of all of the Company’ contractors or consultants who are providing services on an individual basis; and (ii) a description of fees and services for each such consultant or contractor.

(d)               There are no charges, audits, investigations, grievances, or complaint proceedings pending, or, to the Knowledge of the Company, threatened, against the Company before any worker’s compensation board or any international, federal, state, or local agency responsible for the prevention of unlawful employment, occupational safety and health, or wage and hour practices. To the Knowledge of the Company, no Company has received notice from any governmental agency evidencing its intent to conduct an audit or an investigation relating to any employees or employment law compliance, occupational safety, or wage payment practices, and no such investigations are as of the date of this Agreement currently in progress.

(e)               No Company is a party to any collective bargaining agreement or other Contract with any labor union, works council, employee association, or other labor organization. There has not been any actual or, to the Knowledge of the Company, threatened strike, lockout, or other material labor dispute against any Company since the Lookback Date. There are no grievance or arbitration proceedings against any Company pending or, to the Knowledge of the Company, threatened.

4.18          Benefit Plans.

(a)               Set forth on Schedule 4.18(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan and Benefit Plan maintained, sponsored or contributed to by a Company or with respect to which a Company has any Liability (each, a “Company Benefit Plan”).

(b)               The Company has made available to SPAC, if applicable, copies of (i) the current plan document for each Company Benefit Plan (or a written summary if a plan document is not available) and any amendments thereto, and any related insurance policies, trust agreements and other funding arrangements, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and any summary of material modifications thereto, (iii) the most recent favorable determination, opinion or advisory letter, as applicable, from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) the three (3) most recent annual reports (Form 5500 series) with respect to any Company Benefit Plan, (v) the most recent financial statements with respect to any Company Benefit Plan, (vi) all notices that were issued by, or non-routine correspondence received from, the IRS, U.S. Department of Labor, or any other Governmental Authority with respect to any Company Benefit Plan within the last three years, and (vii) any material associated administrative agreements with respect to any Company Benefit Plan, in each case, as of the date of this Agreement.

(c)               Each Company Benefit Plan has been adopted, established, registered (where required) administered, maintained and operated in material compliance in all material respects with its terms and the requirements of applicable Law. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion or advisory letter, as applicable, and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the loss of any such qualified status of such Company Benefit Plan. All contributions or premiums required to be remitted by the applicable Company under the terms of each Company Benefit Plan, or by applicable Law, have been remitted in a timely fashion in accordance with applicable Law and the terms of the applicable Company Benefit Plan, and all Liabilities of the Company related to all Company Benefit Plans have been fully and accurately disclosed in accordance with applicable accounting principles. In the last three (3) years, no Company nor any ERISA Affiliate has incurred or is reasonably expected to incur any Liability for any Tax imposed under Chapter 43 of the Code or civil Liability under Section 502(i) or (l) of ERISA.

(d)               No Company Benefit Plan is, and no Company nor any ERISA Affiliate have ever sponsored, maintained, or contributed to, a (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), in each case, that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) multiple employer plan described in Section 413(b) or (c) of the Code or Section 210 of ERISA, or (iii) any “voluntary beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e)               No Company Benefit Plan (i) is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code, (ii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (whether or not subject thereto), (iii) provides medical or life insurance benefits beyond termination of employment, except as required by applicable Law or until the end of the month of termination, or (iv) provides for any reimbursement, indemnity or gross-up to compensate an employee for any Tax Liability. No Company has any Liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)                Each Company and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material Liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code or any other provision of the PPACA.

(g)               The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any director, employee or individual independent contractor of a Company to severance pay or other payment, benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or individual independent contractor of a Company; (iii) give rise to any forgiveness of Indebtedness of any director, employee or individual independent contractor of a Company for amounts due or owing to a Company; or (iv) cause any Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan.

(h)               There are no pending audits or investigations by any Governmental Authority involving any Company Benefit Plan and, to the Knowledge of the Company, no threatened or pending material claims (except for individual claims for benefits payable in the normal operations of the Company Benefit Plans, as applicable), suits or proceedings involving any Company Benefit Plan, nor, to the Knowledge of the Company, are there any facts which could reasonably give rise to any material Liability in the event of any such audit, investigation, claim, suit or proceeding.

4.19          Transactions with Related Persons. No Company nor any of its Affiliates, nor any Related Person is presently, or in the past three (3) years, has been, a party to any transaction with a Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

4.20          Certain Business Practices.

(a)               Since January 1, 2017, no Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Since January 1, 2017, Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or, knowingly, indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder any Company or assist any Company in connection with any actual or proposed transaction.

(b)               Since January 1, 2017, the operations of each Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction on the Company, and no Action involving a Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)               No Company or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any other Representative acting on behalf of a Company is currently, or has been in the last five (5) years, (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Russia and the Crimea region of Ukraine); or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State since the Lookback Date.

4.21          Investment Company Act. No Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.22          Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Company.

4.23          Insurance. Schedule 4.23 of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by any Company relating to such Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the applicable Company is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as set forth on Schedule 4.23 of the Company Disclosure Schedules, there have been no insurance claims made by the Company. Since the Lookback Date, each Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

4.24          Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

4.25          Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SPAC and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC and Merger Sub set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC or Merger Sub for the Registration Statement; and (b) none of SPAC, Merger Sub or their respective Representatives have made any representation or warranty as to SPAC or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.26          Top Customers and Suppliers. Schedule 4.26 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. (i) No Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, any material relationships of such Person with a Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Company or intends to stop, decrease or limit materially its products or services to any Company or its usage or purchase of the products or services of any Company, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Company or seek to exercise any remedy against any Company, and (iv) no Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.27          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING, OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article V
COVENANTS

5.1              Access and Information.

(a)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing Date (the “Interim Period”), subject to Section 5.11, each of the Company shall give, and shall cause its Representatives to give, SPAC, Merger Sub and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of the Company as SPAC, Merger Sub or their Representatives may reasonably request regarding the Company and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited balance sheets and income statements, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of the Company to reasonably cooperate with SPAC, Merger Sub and their Representatives in their investigation, and, except as provided in Section 5.11, the Company are not required to produce new reports or information that otherwise are not already in existence; provided, however, that SPAC, Merger Sub and their Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; provided, further, that such access may be limited to the extent any of the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Company. SPAC and Merger Sub hereby agree that, during the Interim Period, they shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Company regarding any Company, the business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b)               During the Interim Period, subject to Section 5.11, SPAC and Merger Sub shall give, and shall cause their Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding SPAC, Merger Sub, their Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if such financial statements or other documents already exist) and cause each of SPAC’s and Merger Sub’s respective Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC, Merger Sub, or any of their Subsidiaries; provided, further, that such access may be limited to the extent SPAC, Merger Sub or their Subsidiaries reasonably determine, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of SPAC, Merger Sub or their Subsidiaries. Notwithstanding the foregoing, neither SPAC nor Merger Sub shall be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

5.2              Conduct of Business of the Company.

(a)               Unless SPAC shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.2(a) of the Company Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business which, for the avoidance of doubt, shall include any reasonable actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures, (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their officers and employees providing services to the Company, and to preserve the possession, control and condition of their respective material assets and (iii) comply with all Laws applicable to the Company and their respective businesses, assets and employees in all material respects.

(b)               Notwithstanding anything contained herein to the contrary, except as contemplated by this Agreement (including as contemplated by any PIPE Investment), any Ancillary Document, as set forth on Schedule 5.2(b) of the Company Disclosure Schedules, as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent (including e-mail or other forms of electronic communications) of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and each shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)              authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, or pay any cash dividend or other cash distribution;

(iv)             incur, create, assume or otherwise become liable for any Indebtedness (which for this purpose excludes trade payables or similar obligations) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $200,000 in the aggregate, in each case, except for Indebtedness for which the Company will not have any liability after the Closing;

(v)               make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)             transfer or license to any Person other than the license of IP in the Ordinary Course of Business or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other material Company IP;

(vii)          terminate, or waive or assign any material right under, any Company Material Contract, other than the expiration of any Company Material Contract in accordance with its terms;

(viii)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(ix)             establish any Subsidiary or enter into any new line of business;

(x)               make any capital expenditures in excess of $100,000 individually for any project or set of related projects or $200,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses), unless such amount has been reserved in the Company Financials;

(xi)             voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $200,000 in the aggregate (excluding the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to any of the Company Material Contracts);

(xii)          except in the Ordinary Course of Business, enter into any partnership or joint venture with any Person;

(xiii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiv)         fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(xv)           fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its material assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

(xvi)         revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xvii)      waive, release, assign, settle or compromise any claim, Action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Company or its Affiliates) not in excess of $75,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xviii)    close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

(xix)         take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx)           sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the Ordinary Course of Business;

(xxi)         accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the Ordinary Course of Business consistent with past practice;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business); or

(xxiii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xxiv)     enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract in excess of $25,000 with any officer, director, manager, employee, consultant or security holder of any Company or any of their Affiliates, other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business or increase the wages, salaries or compensation of its employees or consultants other than in the Ordinary Course of Business and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee or consultant, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the Ordinary Course of Business;

(xxv)       commence any Action where the amount claimed exceeds $100,000;

(xxvi)     (A) establish, enter into, adopt, amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under, any Company Benefit Plan or any other benefit or compensation plan, Contract, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement (except as may be required by the terms of any of the foregoing as in effect on the date of this Agreement or required by applicable Law), (B) materially increase the aggregate compensation or benefits of, or loan or advance any money or other property to any employee or current or former independent contractor who is a natural person (other than base salary or hourly wage increases in the Ordinary Course of Business), (C) change the key management structure of any Company, including the hiring of additional officers or the termination of existing officers (other than for cause), or (D) grant or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary or hourly wages in the Ordinary Course of Business), to any present or former employee, director, officer, or other service provider who is a natural person; or

(xxvii)  authorize or agree to do any of the foregoing actions.

5.3              Conduct of Business of SPAC.

(a)               Unless the Company shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document, as set forth on Schedule 5.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall, and shall cause its Subsidiaries including Merger Sub to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business which, for the avoidance of doubt, shall include any actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors and officers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Organizational Documents and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)               Without limiting the generality of Section 5.3(a) and except as contemplated by this Agreement or any Ancillary Document (including as contemplated by any PIPE Investment), as set forth on Schedule 5.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)              authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)             incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (x) its ordinary course administrative costs and expenses and SPAC Transaction Expenses incurred in connection with the consummation of the Transactions (excluding costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000) and (y) its Extension Expenses of up to $2,001,000);

(v)               make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP; provided, that SPAC may, without the consent of the Company, change the accounting treatment of SPAC’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements;

(vi)             amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC’s ability to consummate the transactions contemplated by this Agreement;

(vii)          terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practices;

(ix)             establish any Subsidiary or enter into any new line of business;

(x)               fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

(xi)             revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors; provided that SPAC may, without the consent of the Company, change the accounting treatment of SPAC’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements;

(xii)          waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv)           voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Transaction Expenses, including Extension Expenses);

(xvi)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)      enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xviii)    enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of SPAC or any of their Affiliates;

(xix)         take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)           authorize or agree to do any of the foregoing actions.

5.4              Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Company that the Company’ certified public accountants may issue.

5.5              Redemptions; Interim PIPE Agreements. During the Interim Period, the Parties will use their reasonable best efforts to minimize the amount of funds in the Trust Account redeemed by SPAC’s stockholders in the Redemption. Without limiting anything to the contrary contained herein, during the Interim Period, the Parties shall use their reasonable best efforts to enter into and consummate subscription agreements (“Interim PIPE Subscription Agreements”) with investors (“Interim PIPE Investors”) relating to a private equity investment in the Company or SPAC to purchase Company Common Shares or SPAC Shares (or other equity securities of SPAC or the Company or debt or other securities that are convertible into equity securities of SPAC or the Company) (“Interim PIPE Shares” and together with the Initial PIPE Shares, the “PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Parties (an “Interim PIPE Investment” and together with the “Initial Pipe Investment”, the “PIPE Investment”), and, if the Parties elect to seek an Interim PIPE Investment, the Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Interim PIPE Investment and use their respective commercially reasonable best efforts to cause such Interim PIPE Investment to occur (including having senior management of the Parties participate in any investor meetings and roadshows as reasonably requested).

5.6              SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws.

5.7              No Solicitation.

(a)               For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement or with the approval of SPAC) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the Ordinary Course of Business) or (y) any material amount of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b)               During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, other than to promptly inform such Person or group that it is subject to an exclusivity agreement that prohibits it from engaging or participating in any discussions with respect to any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal.

(c)               Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8              No Trading. The Company acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC or Merger Sub in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.9              Efforts.

(a)               Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to receive all applicable Consents of Governmental Authorities needed to consummate the transactions contemplated by this Agreement and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)               In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at SPAC’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and use its commercially reasonable efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) subject to a customary “attorneys’ eyes only” arrangement, keep the other Parties and/or their respective outside counsel reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (iii) subject to a customary “attorneys’ eyes only” arrangement, permit a Representative of the other Parties and/or their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)               As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or Actions which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)               Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10          Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.11          The Registration Statement.

(a)               As promptly as practicable after the date hereof, the SPAC and the Company shall prepare, and the SPAC shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the SPAC New Common Shares to be issued under this Agreement to the holders of Company Common Shares outstanding prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC stockholders for the matters to be acted upon at the Stockholder Meeting and providing the SPAC’s stockholders an opportunity in accordance with SPAC Organizational Documents and the IPO Prospectus to have their SPAC Class A Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC stockholders to vote, at a special meeting of SPAC stockholders to be called and held for such purpose (the “Stockholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, (ii) to the extent required, the issuance of any PIPE Shares, (iii) the approval of the post-closing Certificate of Incorporation of the SPAC, (iv) the adoption and approval of the SPAC Equity Incentive Plan, (v) the approval of each other proposal that either the SEC or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and (vi) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “SPAC Stockholder Approval Matters”), and (vii) the adjournment of the Stockholder Meeting, if necessary or desirable in the reasonable determination of SPAC. In connection with the Registration Statement and the Merger, the Company shall (x) assist SPAC in obtaining NASDAQ approval of the Merger and the change of control resulting from the Merger, (y) promptly furnish, or cause to be furnished, to SPAC all information concerning the Company and their Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.11 or for inclusion in any other statement, filing, notice or application made by or on behalf of SPAC to the SEC or NASDAQ in connection with the transactions contemplated by this Agreement.

(b)               SPAC and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Company, SPAC and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and SPAC, respectively, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and SPAC will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules, SPAC Organizational Documents, the DGCL, the FBCA and the rules and regulations of the SEC and NASDAQ.

(c)               SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Stockholder Meeting and the Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC Organizational Documents.

(d)               SPAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Stockholder Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e)               As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to SPAC’s stockholders and, pursuant thereto, shall call the Stockholder Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, SPAC shall solicit proxies from the SPAC stockholders to vote in favor of the SPAC Stockholder Approval Matters, as approved by the SPAC board of directors, which approval shall also be included in the Registration Statement.

(f)                If on the date for which the Stockholder Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Stockholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Stockholder Meeting with the Company’s consent not to be unreasonably withheld. SPAC, with the Company’s consent not to be unreasonably withheld, may also adjourn the Stockholder Meeting to establish a quorum or if the SPAC stockholders have elected to redeem a number of shares of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.2(d) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall SPAC adjourn the Stockholder Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. The recommendation of the SPAC board of directors shall be included in the Registration Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC board of directors (including any committee thereof) or SPAC shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(g)               SPAC and the Company shall comply with all applicable Laws, any applicable rules and regulations of NASDAQ, SPAC Organizational Documents, the Company Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on NASDAQ, any solicitation of proxies thereunder, the calling and holding of the Stockholder Meeting and the Redemption.

(h)               The Company (with reasonable cooperation from SPAC) shall take such reasonable steps as are necessary for the listing of the Company Common Shares and the SPAC Public Warrants on NASDAQ, as a successor issuer, and shall provide such information as is necessary to obtain NASDAQ approval of such listing.

5.12          Public Announcements.

(a)               The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)               The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which shall be provided to the Company for reviewing and comment promptly following the execution of this Agreement); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent SPAC from making such filing in accordance with Federal Securities Laws. Prior to Closing, SPAC and the Company shall prepare a current report on Form 8-K to be filed by the Company announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Filing”) which Closing Filing shall be mutually agreed upon by the Company and SPAC prior to the Closing (such agreement not to be unreasoanbly withheld, conditioned or delayed by either the Company or SPAC, as applicable).The Parties shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.13          Company Shareholder Approval Matters.

(a)               As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to SPAC a true and correct copy of a written consent (in form and substance reasonably satisfactory to SPAC) (the “Company Shareholder Written Consent”) (i) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (ii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in the foregoing clauses (i) and (ii) collectively, the “Company Shareholder Approval Matters”) that is duly executed by the Company Stockholders as required by the Company and the FBCA (the “Required Company Shareholder Approval”). The Company, through the Company Board, shall recommend to the Company Shareholders the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the “Company Board Recommendation”). The Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements.

(b)               Promptly following the receipt of the Company Shareholder Written Consent, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to SPAC, which information statement shall include (i) copies of this Agreement and the Registration Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Shareholders available under Section 607.1302 of the FBCA and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 607.1302 of the FBCA, notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent.

5.14          Confidential Information.

(a)               The Company agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company or any of its respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) the Company and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by Federal Securities Laws, as advised by outside counsel and after giving SPAC a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by SPAC regarding such disclosure, (y) the Company shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret and (z) the Company and its Representatives shall be permitted to retain copies of SPAC Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(b)               SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Federal Securities Laws, as advised by outside counsel and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, (y) SPAC shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of any Company disclosed to such Person until such information ceases to be a Trade Secret and (z) SPAC and its Representatives shall be permitted to retain copies of Company Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(c)               For the avoidance of doubt, the obligations set forth in this Section 5.14 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.15          Post-Closing Board of Directors and Executive Officers.

(a)               The Parties shall take all necessary action so that effective as of the Closing, the SPAC’s board of directors (the “Post-Closing Board”) will consist of the individuals listed on Schedule 5.15(a) of the Company Disclosure Schedules. At or prior to the Closing, the Company will provide each director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b)               The Parties shall take all action necessary so that the executive officers of the SPAC will consist of the individuals listed on Schedule 5.15(b) of the Company Disclosure Schedules.

5.16          Indemnification of Directors and Officers.

(a)               From and after the Closing Date, the Surviving Company and the SPAC shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the Company, SPAC or Merger Sub, and (ii) in addition, solely with respect to the Company, named senior executives of the Company (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the relevant Company, SPAC or Merger Sub, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant Company, SPAC or Merger Sub, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the D&O Indemnified Party may retain counsel reasonably satisfactory to them after consultation with the SPAC; provided, however, that the SPAC shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b)               Prior to the Merger Effective Time, the Surviving Company shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the SPAC’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the SPAC; provided, however, that to the extent a policy as permitted by this Section 5.16(b) is purchased by SPAC, the aggregate cost of such policy shall be deemed a SPAC Transaction Expense and shall not exceed 400% of the annual premium of SPAC’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement (which consent shall be deemed to be commercially reasonably for purposes of this paragraph (b)).

(c)               Notwithstanding the foregoing (i) none of the Surviving Company or the SPAC shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by the Surviving Company or the SPAC, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Surviving Company and the SPAC (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or the SPAC: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d)               On or prior to the Closing Date, the SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, SPAC shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of SPAC prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and SPAC.

(e)               The provisions of this Section 5.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

5.17          Section 16 Matters. Prior to the Closing Date, the Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of New SPAC Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to SPAC, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18          Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption and any proceeds received by SPAC or the Company from any PIPE Investment, shall be used to pay (i) the SPAC Transaction Expenses, (ii) any loans owed by SPAC to Sponsor for the SPAC Transaction Expenses, other administrative costs and expenses incurred by or on behalf of SPAC and (iii) the Company Transaction Expenses. Such amounts, will be paid at the Closing. Any remaining cash will be transferred to SPAC and used for working capital and general corporate purposes, except to the extent such transfer could jeopardize the Intended Tax Treatment.

5.19          Tax Matters.

(a)               Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the SPAC and the Company shall share the costs of all such Taxes and fees equally.

(b)               Tax Treatment. Each Party shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each Party shall report the Merger consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c)               Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.20          NASDAQ Listing. SPAC shall satisfy all applicable initial and continuing listing requirements of NASDAQ, and shall use its reasonable best efforts to (a) remain listed as a public company on the NASDAQ from the date hereof through the Closing and (b) cause the SPAC New Common Shares issuable in accordance with this Agreement to be approved for listing on NASDAQ, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC and its Representatives in connection with the foregoing.

5.21          Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates that would reasonably be likely to result in a material Liability to such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.22           Required Financials.

(a)               The Company shall deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement the Closing Financial Statements, as applicable. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present in all material respects the financial position, results of operation, stockholders’ equity and cash flows of the Company as at the date thereof and for the period indicated therein, (iii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)               In the event the Closing Company Financial Statements go stale prior to the Closing Date under the Securities Laws, the Company shall use commercially reasonable efforts to deliver as promptly as practicable such further historical financial statements of the Company that would be required to be included in the Registration Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document.

(c)               The Company shall use commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

5.23          SPAC Equity Plan. Prior to the Closing Date, the SPAC board of directors shall approve and adopt an equity incentive plan (the “SPAC Equity Incentive Plan”), in a form to be mutually agreed upon between the Company and SPAC subject to the terms set forth in Section 5.23 of the Company Disclosure Schedule. Within two (2) Business Days following the expiration of the 60 day period following the date on which SPAC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company (or such longer period as may be required by rule or regulation of the SEC), SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC New Common Shares issuable under the SPAC Equity Incentive Plan, and SPAC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the SPAC Equity Incentive Plan remain outstanding.

Article VI
SURVIVAL

6.1              Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Articles IX, X and XI & this Section 6.1.

Article VII
CLOSING CONDITIONS

7.1              Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a)               Required SPAC Stockholder Approval. The SPAC Stockholder Approval Matters that are submitted to the vote of the stockholders of SPAC at the Stockholder Meeting in accordance with the Proxy Statement shall have been approved by the Required SPAC Stockholder Approval.

(b)               Required Company Shareholder Approval. The Required Company Shareholder Approval shall have been obtained.

(c)               Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions set forth on Schedule 7.1(c) shall have been obtained or made.

(d)               No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e)               Net Tangible Assets. Either immediately prior to or upon the Closing, after giving effect to the Redemption and any receipt of proceeds from any PIPE Investment, SPAC shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(f)                Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g)               NASDAQ Listing. The SPAC New Common Shares shall have been approved for listing on NASDAQ.

7.2              Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Closing are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)               Representations and Warranties. All of the representations and warranties of SPAC and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of SPAC or Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the SPAC and Merger Sub Fundamental Representations, any failures to be true and correct in all material respects, and (iii) for all other representations and warranties of SPAC or Merger Sub, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b)               Agreements and Covenants. SPAC and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d)               Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of SPAC not listed on Schedule 5.15(a) and Schedule 5.15(b) of the Company Disclosure Schedules shall have resigned or otherwise removed, effective as of or prior to the Closing.

(e)               Closing Deliveries.

(i)                 Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(d) and 7.2(e) with respect to SPAC and Merger Sub.

(ii)              Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is a party or otherwise bound.

(iii)            Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization. SPAC shall have delivered to the Company a good standing certificate (or similar document applicable for such jurisdiction) for Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Merger Sub’s jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv)             Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(v)               Lock-Up Agreements. The Company shall have received a Lock-Up Agreement for certain shareholders of the Company, duly executed by SPAC and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

7.3              Conditions to Obligations of SPAC and Merger Sub. In addition to the conditions specified in Section 7.1, the obligations of SPAC and Merger Sub to consummate the Closing are subject to the satisfaction or written waiver (by SPAC and Merger Sub) of the following conditions:

(a)               Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, shall be true and correct on and as of the Closing Date as if made on the Closing Date, in each case except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the representations and warranties contained in the first sentence of Section 3.5, the second and third sentences of Section 4.3 and Section 4.17, which shall be true and correct other than de minimis inaccuracies, (iii) with respect to the Company Fundamental Representations, any failures to be true and correct in all material respects, and (iv) for all other representations and warranties of the Company, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b)               Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d)               Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of the Company not listed on Schedule 5.15(a) and Schedule 5.15(b) shall have resigned or otherwise removed, effective as of or prior to the Closing.

(e)               Closing Deliveries.

(i)                 Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to the Company, as applicable.

(ii)              Secretary Certificates. The Company shall have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(iii)            FIRPTA Certificates. The Company shall have delivered to SPAC a certificate that complies with Section 1445 of the Code.

(iv)             Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization, to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(v)               Registration Rights Agreement. SPAC shall have received a copy of the Registration Rights Agreement, duly executed by the Company and each Company shareholder party thereto.

(vi)             SPAC Registration Rights Agreement Amendment. The SPAC Registration Rights Agreement Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

7.4              Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Company or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

Article VIII
TERMINATION AND EXPENSES

8.1              Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)               by mutual written consent of SPAC and the Company;

(b)               by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 31, 2024 (the “Outside Date”) (provided, that, if SPAC seeks and obtains an Extension, SPAC shall have the right, with the prior written consent of the Company, to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for SPAC to consummate its Business Combination pursuant to such Extension and (iii) such period as mutually agreed by the Parties); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)               by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)               by written notice by the Company to SPAC, if (i) there has been a breach by SPAC or Merger of any of their representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e)               by written notice by SPAC to the Company, if (i) there has been a breach by the Company of any of its respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC or Merger Sub is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f)                by written notice by either SPAC or the Company to the other if the Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s stockholders have duly voted, and the Required SPAC Stockholder Approval was not obtained; or

(g)               by written notice by the SPAC to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing.

8.2              Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party prior to termination of this Agreement, and (iii) nothing herein shall relieve the Company from Liability for willful breach (in each case of clauses (i), (ii) and (iii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3              Fees and Expenses. Subject to Section 9.1, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the SPAC; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid SPAC Transaction Expenses.

Article IX
WAIVERS AND RELEASES

9.1              Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby represents and warrants that it understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC Class A Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a stockholder vote to amend SPAC Organizational Documents to modify the substance or timing of SPAC’s obligation to provide holders of SPAC Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of SPAC Class A Shares if SPAC does not complete a Business Combination within 12 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of SPAC Class A Shares, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within 12 months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any income Taxes, and (d) to SPAC after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (A) the Company and Merger Sub or any of their respective Affiliates may commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds but excluding any distributions to Public Stockholders); provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein or any distributions to Public Stockholders, and (B) nothing herein shall limit or prohibit the Company and Merger Sub or any of their respective Affiliates from pursuing a claim against SPAC for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

Article X
MISCELLANEOUS

10.1          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Merger Sub at or prior to the Closing, to:

Financial Strategies Acquisition, Corp. 2626 Cole Avenue, Suite 300 Dallas, Texas 75204 +1 (214) 960 0632

If to the Company at or prior to the Closing, to:

Austin Biosciences, Corp. 1005 Congress Avenue, Suite 925 Austin, Texas 78701 +1 (972) 979 8519

10.2          Binding Effect; Assignment. Subject to Section 10.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party, by operation of Law or otherwise, without the prior written consent of SPAC and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3          Third Parties. Except for the rights of the D&O Indemnified Parties set forth in Section 5.18 and of the SPAC Sponsors set forth in Section 10.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4          Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Delaware, without regard to the conflict of laws principles thereof, except that the Merger shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively by the state and federal courts seated in New Castle County, Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6          Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8          Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Company.

10.9          Waiver. Each of SPAC and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10      Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12      Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information at least two (2) Business Days prior to the date of this Agreement.

10.13      Counterparts. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Party or of any Affiliate or successor or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.

10.15      Legal Representation. The Parties agree that, notwithstanding the fact that securities counsel may have, prior to the Closing, jointly represented SPAC, Merger Sub and the SPAC Sponsors in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Merger Sub, the SPAC Sponsors and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, securities counsel will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with securities counsel’s future representation of one or more of the SPAC Sponsors or their respective Affiliates in which the interests of such Person are adverse to the interests of Merger Sub, SPAC and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by securities counsel of the SPAC Sponsors, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, each of the SPAC Sponsors shall be deemed the client of securities counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the applicable SPAC Sponsor, shall be controlled by such SPAC Sponsor and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XI
DEFINITIONS

11.1          Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the SPAC Sponsors shall be deemed to be Affiliates of SPAC prior to the Closing.

“Aggregate Share Consideration” means an aggregate number of SPAC Shares equal to the quotient of (a) the Equity Value, divided by (b) the SPAC Share Value.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Lock-Up Agreements, the Transaction Support Agreement, the Sponsor Voting Agreement, the Registration Rights Agreement, the SPAC Registration Rights Agreement Amendment and the Amended Organizational Documents and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Audited Financial Statements” means the audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Company as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years ended December 31, 2022.

“Balance Sheet Date” means February 28, 2023.

“Benefit Plans” of any Person means any deferred compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit, profit sharing, pension, or retirement plan and each other employee benefit plan, program, agreement or arrangement (whether written or unwritten), including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), maintained, sponsored or contributed to, or required to be contributed to, by a Person for the benefit of any current or former employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (2020).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization) other than the second sentence of Section 4.3(a), Section 4.4 (Subsidiaries) and 4.22 (Finders and Brokers).

“Company Organizational Documents” means the articles of incorporation and bylaws, in each case, as amended, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by any Company or their respective Representatives to SPAC or its Representatives was previously known by such receiving party, other than from any Company or their respective Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

“Company Common Shares” means the Company’s Common Shares, par value $1.00.

“Company Transaction Expenses” means all fees and expenses of any of the Company (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) all bonuses, change in control payments, retention payments, severance payments or similar payments payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and the amount of the employer portion of any employment Taxes payable with respect to such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Company pursuant to this Agreement or any Ancillary Document.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works designs and other equivalent rights in any of the foregoing, and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Earnout Period” means the period beginning on the date that is 150 days after the Closing Date and ending on the date that is five years after the Closing Date.

“Equity Value” means $125,000,000.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any other Person, would be, at any relevant time, deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Aggregate Share Consideration divided by (b) the aggregate number of Company Common Shares outstanding immediately prior to the Effective Time (other than Company Common Shares owned by the Company which are to be cancelled and retired in accordance with Section 1.1(f)(ii)).

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by any Company primarily for the benefit of employees of any Company residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, other than (i) any of the foregoing maintained or to which contributions are required by a Governmental Authority and (ii) any Benefit Plan.

“Fraud Claim” means any claim a Party has committed an actual and intentional fraud as defined under the laws of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, intellectual property rights in Software, and other intellectual property.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Company consisting of the consolidated balance sheets of the Company as of the Interim Balance Sheet Date and the related consolidated income statements for the period ended February 28, 2023.

“Interim Balance Sheet Date” means February 28, 2023.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and all documentation related thereto, and any applications for registration therefor worldwide.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of December 9, 2021, and filed with the SEC on December 10, 2021 (File No. 333-260434).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company and other Company, the actual knowledge of the individuals set forth on Schedule 11.1 of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter and Company and other Company employees who are named inventors or direct participants in the creation or prosecution of any Company Intellectual Property, (ii) SPAC, the actual knowledge of the individuals set forth on Schedule 11.1 of the SPAC Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (iii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (B) if a natural person, the actual knowledge of such Party or the knowledge that such Party would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer or disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lookback Date” means January 1, 2020.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person and its Affiliates to consummate the transactions contemplated by this Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be taken into account when determining whether a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles (or any authoritative interpretation hereof) or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to SPAC, the consummation and effects of the Redemption; (viii) the announcement or the existence of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (ix) any actions taken at the written request of SPAC (including e-mail or other forms of electronic communications) to the extent taken in accordance with such express instructions; or (x) any changes or prospective changes after the date of this Agreement in applicable Law (or interpretations, implementation or enforcement thereof), excluding GAAP or any other accounting principles (or authoritative interpretations thereof); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v) and(x), immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required SPAC Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Merger Sub Common Shares” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Ordinary Course of Business” means (i) the ordinary course of the Company’ business consistent with past practices, (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures, and (iii) any other action reasonably deemed necessary in the good faith determination of the management or directors of the Company in connection with the operations of the Company or the furtherance of the Transactions.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate or articles or incorporation, certificate of formation, certificate of limited partnership, by-laws, limited partnership agreement, operating or limited liability company agreement or similar organizational documents, in each case, as amended. With respect to SPAC, Organizational Documents shall also include the Trust Agreement.

“Patents” means any patents, patent applications in any jurisdiction in the world, and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Company as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Company’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) licenses of Intellectual Property in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, or (g) non-exclusive licenses of Intellectual Property granted by a Company in the ordinary course of business, in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Company.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means, with respect to each Company Shareholder, a percentage equal to the quotient of (a) the sum of (i) the aggregate number of Company Common Shares that are held by such Company Shareholder immediately prior to the Effective Time; divided by (b) the aggregate number of Company Common Shares outstanding immediately prior to the Effective Time (other than Company Common Shares owned by the Company which are to be cancelled and retired in accordance with Section 1.1(f)(ii)).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Company or any of its Affiliates, or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person).

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required SPAC Stockholder Approval” means the approval of the SPAC Stockholder Approval Matters by the requisite vote of the holders of SPAC Shares at the Stockholder Meeting, in accordance with, and as required by the SPAC Organizational Documents, the DGCL and other applicable law.

“Sanctions and Export Control Laws” means any applicable U.S. or non-U.S. Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations (22 C.F.R. 120-130), the EU Dual-Use Regulation (428/2009), the UK’s Export Control Order 2008, or such other controls administered by the U.S. Customs and Border Protection or the Bureau of Industry and Security of the U.S. Department of Commerce, (b) economic or trade sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Defense, Canada, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or any other relevant Governmental Authority, or (c) anti-boycott measures.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“SPAC Organizational Documents” means the Amended and Restated Certificate of Incorporation and Bylaws of SPAC.

“SPAC Class A Shares” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Shares” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC, Merger Sub or any of their Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the SPAC, Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC, Merger Sub or its Representatives to the Company or any of its Representatives, was previously known by such receiving party, other than from SPAC, Merger Sub or their Representatives, without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Company.

“SPAC and Merger Sub Fundamental Representations” means the representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Authorization; Binding Agreement), 2.5 (Capitalization) and 2.16 (Finders and Brokers), 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement) 3.5 (Capitalization) other than the first sentence of Section 3.5(a), 3.10 (Finders and Brokers).

“SPAC New Common Shares” means, at all times at or after the Merger Effective Time, shares of SPAC’s common stock, par value $0.0001 per share.

“SPAC Preferred Shares” means preferred stock with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by SPAC’s board of directors.

“SPAC Private Rights” means the rights that were included as part of each SPAC Private Unit issued in a private placement at the time of the consummation of the IPO, each entitling the holder thereof to receive one-tenth of one SPAC Class A Share upon consummation by SPAC of an initial business combination.

“SPAC Private Units” means the units issued in a private placement at the time of the consummation of the IPO, consisting of (i) one SPAC Class A Share, (ii) one SPAC Private Warrant, and (iii) one SPAC Private Right.

“SPAC Private Warrants” means the warrants that were included as part of each SPAC Private Unit issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one SPAC Class A Share per warrant at an exercise price of $11.50 per share.

“SPAC Public Rights” means the rights that were included as part of each SPAC Public Unit, each entitling the holder thereof to receive one-tenth of one SPAC Class A Share upon consummation by SPAC of an initial business combination.

“SPAC Public Units” means the units issued in the IPO (including over-allotment units acquired by SPAC’s underwriter) consisting of (i) one SPAC Class A Share, (ii) one SPAC Public Warrant, and (iii) one SPAC Public Right.

“SPAC Public Warrants” means the warrants that were included as part of each SPAC Unit, entitling the holder thereof to purchase one SPAC Class A Share per warrant at an exercise price of $11.50 per share.

“SPAC Rights” means the SPAC Private Rights and SPAC Public Rights, collectively.

“SPAC Share Value” means $10.00.

“SPAC Shares” means (a) at all times prior to the Merger Effective Time, collectively, the SPAC Class A Shares and the SPAC Class B Shares and (b) at all times at or after the Merger Effective Time, the SPAC New Common Shares. Any reference to SPAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“SPAC Securities” means the SPAC Rights, the SPAC Shares, the SPAC Preferred Shares and the SPAC Warrants, as appropriate.

“SPAC Transaction Expenses” means all fees and expenses of SPAC (and not otherwise expressly allocated to any of the Company or Merger Sub pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO payable upon consummation of a Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of SPAC, travel and entertainment incurred by SPAC, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document.

“SPAC Units” means the SPAC Private Units and SPAC Public Units, collectively.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding the forgoing, Merger Sub shall not be deemed to be a Subsidiary of the Company for purposes of this Agreement.

“Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.

“Trade Secrets” means, collectively, any trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, Software documentation operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential, provide material competitive advantage, and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Triggering Event” means the occurrence a $15.00 Stock Price Level is reached during the Earnout Period.

The Stock Price Level described above shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the SPAC New Common Shares, and such “Stock Price Level” will be considered achieved when, but only when, the volume-weighted average price of SPAC New Common Shares is greater than or equal to the applicable threshold over any thirty (30) consecutive Trading Days during the specified time period. For the avoidance of doubt, a Triggering Event may not occur on more than one occasion.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO and sale of SPAC Private Units pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 9, 2021, by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

11.2          Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2022 Equity Plan	5.16	Post-Closing Board	5.15(a)
Acquisition Proposal	5.7(a)	PPACA	4.18(f)
Agreement	Preamble	Property Permit	4.16(c)
Alternative Transaction	5.7(a)	Proxy Statement	5.11(a)
Amended Organizational Documents	1.1(d)	Public Certifications	2.6(a)
Antitrust Laws	5.9(b)	Public Stockholders	9.1
Business Combination	9.1	Redemption	5.11(a)
Business Combination Proposal	5.11	Registration Rights Agreement	Recitals
Certificates	1.1(f)(i)	Registration Statement	5.11(a)
Celtic Sponsor	Recitals	Released Claims	9.1
Claim	5.17(a)	Required Company Shareholder Approval	5.13(a)
Closing	1.1(a)
Closing Date	1.1(a)	SEC Reports	2.6(a)
Closing Filing	5.12(b)	SEC SPAC Accounting Changes	2.6(a)
Closing Press Release	5.12(b)	Signing Filing	5.12(b)
Company	Preamble	Signing Press Release	5.12(b)
Company Benefit Plan	4.18(a)	SPAC	Preamble
Company Board Recommendation	5.13(a)	SPAC Disclosure Schedules	Article II
Company Common Shares	Recitals	SPAC Equity Incentive Plan	5.23
Company Disclosure Schedules	Article IV	SPAC Financials	2.6(c)
Company IP	4.13(c)	SPAC Recommendation	2.2
Company IP Licenses	4.13(a)	SPAC Registration Rights Agreement Amendment	Recitals
Company Material Contract	4.12(a)	SPAC Shareholder Approval Matters	5.11(a)
Company Owned Real Properties	4.16(c)	SPAC Sponsor	Recitals
Company Permits	4.10	Specified Courts	10.4
Company Real Property Leases	4.16(b)	Sponsor Voting Agreement	Recitals
Company Registered IP	4.13(a)	Stockholder Meeting	5.11(a)
Company Shareholders	Recitals	Subscription Agreement	Recitals
Company Shareholder Approval Matters	5.13(a)	Surviving Company	1.1(a)
Company Shareholder Written Consent	5.13(a)	Surviving Company Memorandum and Articles of Association	Recitals

Company Shareholder Written Consent Deadline	5.13(a)	Top Customers	4.26
D&O Indemnified Parties	5.17(a)	Top Suppliers	4.26
DGCL	2.2	Transactions	Recitals
Dissenting Shares	1.5	Transaction Support Agreements	Recitals
Dissenting Shareholder	1.5
EGS	10.3
Enforceability Exceptions	2.2
Exchange Agent	1.4(a)
Exchange Agent Agreement	1.4(a)
Exchange Documentation	1.4(d)
Exchange Fund	1.4(b)
Exercising Warrants	2.2
Existing Articles	Recitals
Extension	5.3(a)e
Extension Expenses	5.3(b)
FBCA	Recitals
Federal Securities Laws	5.8
Delaware DOC	1.1(b)
Forward Purchase Agreements	Recitals
FPA Investors	Recitals
FPA Securities	Recitals
FSC Sponsor	Recitals
Health Plan	4.18(f)
Intended Tax Treatment	Recitals
Interim Period	5.1(a)
IRS	4.18(c)
Letter of Transmittal	1.4(c)
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Documents	1.1(b)
Merger Effective Time	1.1(b)
Merger Sub	Preamble
OFAC	2.14(c)
Outside Date	8.1(b)
Party	Preamble
PII	4.14(a)
PIPE Investment	Recitals or 5.5
PIPE Investors	Recitals or 5.5
PIPE Shares	Recitals or 5.5
PIPE Subscription Agreements	Recitals or 5.5

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

FINANCIAL STRATEGIES ACQUISITION CORP.

By:	/s/ Timo Vainionpää
Name:
Title: Chairman

Merger Sub:

FXCO MERGER SUB I, CORP.

By:	/s/ Alexander V. Schinzing
Name:
Title: Chief Executive Officer

The Company:

AUSTIN BIOSCIENCES CORP.

By:	/s/ Ram Bürgi-Krishnamurthy
Name:
Title: Chief Executive Officer

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